Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S‑3 (Nos. 333‑283899, and 333‑180317), Form S‑4 (333‑268098) and Forms S‑8 (Nos. 333‑266266, 333‑260228, 333‑225392, 333‑189512, and 333‑186910) of MVB Financial Corp, Inc. and Subsidiaries of our reports dated March 12, 2025, with respect to the consolidated financial statements of MVB Financial Corp, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Tampa, Florida
March 12, 2025